UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	October 16, 2015

LAWSON PRODUCTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-10546	36-2229304
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8770 W. Bryn Mawr Ave., Suite 900, Chicago, Illinois	60631
(Address of principal executive offices)	(Zip Code)

(Registrant's telephone number, including area code)	(773) 304-5050

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Lawson Products, Inc. (the "Company") entered into a Change in Control Agreement ("Agreement") with Shane McCarthy, Senior Vice President, Supply Chain, effective October 16, 2015. A summary of the key terms of the Agreement are as follows.

If within one year following a change in control, as defined in the Agreement, the Company terminates Mr. McCarthy’s employment without cause or if he terminates his employment for good reason, he will be entitled to receive an amount equal to one times his then current annual base salary. Mr. McCarthy is also entitled to an amount equal to the greater of his target annual incentive bonus with respect to the year in which his termination occurs or the annual incentive bonus which was most recently paid to him.

In addition, all previously unvested equity awards granted to him will immediately vest and become fully exercisable as of the date of termination for a period of 90 days and Mr. McCarthy and his family will be covered under the Company’s health benefit plans for twelve months following termination.

In consideration of the terms above, Mr. McCarthy has agreed not to compete with the Company for a period of twelve months following his termination. The Agreement also contain provisions related to return of Company property, non-disclosure of Company confidential information and other restrictive covenants related to non-solicitation of Company employees, agents and customers.

The Agreement has a term of one year that automatically renews from year to year, unless either Mr. McCarthy or the Company provides 30 days written notice of non-renewal prior to the expiration of the initial or extended term.

This description of the Agreement is a summary of the material terms of the Agreement and is qualified in its entirety by reference to the Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1    Change in Control Agreement between Lawson Products, Inc. and Shane McCarthy

SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAWSON PRODUCTS, INC.
(Registrant)

Date: October 21, 2015	By: /s/ Neil E. Jenkins
Name: Neil E. Jenkins
Title: Executive Vice President, Secretary and General Counsel

EXHIBIT INDEX

Exhibit Number	Description
10.1	Change in Control Agreement between Lawson Products, Inc. and Shane McCarthy.